Filed pursuant to Rule 424(b)(3)
Registration No. 333-142642
PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated August 17, 2007)
DATED SEPTEMBER 13, 2007
OILSANDS QUEST INC.
19,211,998 SHARES OF COMMON STOCK
This Prospectus Supplement No. 1 supplements and amends the prospectus dated August 17, 2007 (the “Original Prospectus”). This Prospectus relates to the resale by the selling stockholders of up to 19,211,998 shares, all of which are currently outstanding. We will not receive any of the proceeds from the sale of shares by the selling stockholders.
The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplements and amends the selling stockholders table in the Original Prospectus. The entries for Stuart Mark Golvin, Phineas Schwartz, J.A. Macfarlane Co., Ilene Golvin, George Hofstedter, Gibor Holdings, Inc., and Aposherm Inc. have been replaced by the entry for Royal Bank of Canada. All other entries in the selling stockholders table, including the totals, remain the same.

	A	B	C

	Total Shares Beneficially Owned	Shares Offered	Shares Owned After
Name	Prior to Offering (1)	Hereby (1)	Offering (1)(2)
Royal Bank of Canada (3)	1,707,249	1,707,249	0

(1)	The beneficial ownership of the common stock by the selling stockholder set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	Assumes that all securities registered will be sold.

(3)	The natural person who exercises voting and/or dispositive and investing powers of Royal Bank of Canada is Steve Levitan.
This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol “BQI”. On September 12, 2007, the closing price of our common stock was $4.97.
INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ORIGINAL PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 1 is September 13, 2007.